UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): DECEMBER 21, 2007
ATARI, INC.
(Exact name of registrant as specified in charter)
DELAWARE
(State or other jurisdiction
of incorporation or organization)
Commission File Number: 0-27338
13-3689915
(I.R.S. employer identification no.)
417 FIFTH AVENUE
NEW YORK, NEW YORK 10016
(Address of principal executive
offices, including zip code)
(212) 726-6500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     On December 21, 2007, Atari, Inc. (“Atari”) received a notice from The Nasdaq Stock Market advising that in accordance with Nasdaq Marketplace Rule 4450(e)(1), Atari has 90 calendar days, or until March 20, 2008, to regain compliance with the minimum market value of Atari’s publicly held shares required for continued listing on the Nasdaq Global Market, as set forth in Nasdaq Marketplace Rule 4450(b)(3). Atari received this notice because the market value of its publicly held shares was less than $15 million for 30 consecutive business days prior to December 21, 2007. This notification has no effect on the listing of Atari’s common stock at this time.
     The notice letter also states that if, at any time before March 20, 2008, the market value of Atari’s publicly held shares is $15 million or more for a minimum of 10 consecutive trading days, the Nasdaq staff will provide Atari with written notification that Atari has achieved compliance with the minimum market value of publicly held shares rule. However, the notice states that if Atari cannot demonstrate compliance with such rule by March 20, 2008, the Nasdaq staff will provide Atari with written notification that Atari’s common stock will be delisted.
     In the event that Atari receives notice that its common stock will be delisted, Nasdaq rules permit Atari to appeal any delisting determination by the Nasdaq staff to a Nasdaq Listings Qualifications Panel.
     As required by Nasdaq Marketplace Rule 4803(a), Atari has issued a press release as of December 27, 2007 reporting the receipt of Nasdaq’s notice letter and the Nasdaq rules upon which it is based. A copy of the press release is attached hereto as Exhibit 99.1 and the information contained therein is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits. The following exhibit is filed herewith:
     99.1   Press release dated December 27, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATARI, INC.
By:	/s/ Curt G. Solsvig
Curt G. Solsvig
Chief Restructuring Officer

Date: December 27, 2007

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release dated December 27, 2007